ACQUISITION AGREEMENT

by and between

Healthy Extracts, Inc.,

a Nevada corporation,

Green Valley Natural Solutions, LLC,

a Nevada limited liability company,

and

Online Publishing & Marketing, LLC,

a Nevada limited liability company,

on the one hand

and

Hyperion, L.L.C.,

a Virginia limited liability company,

Online Publishing & Marketing, LLC,

a Virginia limited liability company,

and

the members of

Hyperion, L.L.C.

and

Online Publishing & Marketing, LLC

on the other hand

dated January 13, 2023

ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”) is entered into on January 13, 2023 (the “Effective Date”) by and among Healthy Extracts, Inc., a Nevada corporation (“Healthy Extracts”), Green Valley Natural Solutions, LLC, a Nevada limited liability and wholly-owned subsidiary of Healthy Extracts (“Green Valley”), and Online Publishing & Marketing, LLC, a Nevada limited liability company and wholly-owned subsidiary of Healthy Extracts (“OPM-NV”), on the one hand, and Hyperion, L.L.C., a Virginia limited liability company (“Hyperion”), Online Publishing & Marketing, LLC, a Virginia limited liability company (“OPM-VA”), and the members of Hyperion and OPM-VA identified on the signature page hereof (each a “Selling Member” and collectively the “Selling Members”), on the other hand. Healthy Extracts, Green Valley, OPM-NV, Hyperion, OPM-VA, and the Selling Members shall each be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Exhibit A.

RECITALS

WHEREAS, Healthy Extracts desires to (i) acquire Hyperion by effectuating a merger of Hyperion with and into Green Valley, with Green Valley as the surviving entity, and (ii) acquire OPM-VA by effectuating a merger of OPM-VA with and into OPM-NV, with OPM-NV as the surviving entity.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1

MERGERS AND MERGER CONSIDERATION

1.1Merger of Hyperion with and into Green Valley. At the Closing, Hyperion will merge with and into Green Valley, with Green Valley being the surviving entity. At Closing, all of the issued and outstanding membership units of Hyperion (the “Hyperion Units”) will be exchanged for the Merger Consideration as set forth in Schedule 1.

1.2Merger of OPM-VA with and into OPM-NV. At the Closing, OPM-VA will merge with and into OPM-NV, with OPM-NV being the surviving entity. At Closing, all of the issued and outstanding membership units of OPM-VA (the “OPM-VA Units”) will be exchanged for the Merger Consideration as set forth in Schedule 1.

1.3Merger Consideration. At the Closing, Healthy Extracts will deliver to the Selling Members and Jeremey Hunsicker (only with regard to the Cash Consideration and the Note Consideration) the following, as more fully set forth in Schedule 1 (the “Merger Consideration”):

1.3.1One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Cash Consideration”), to be distributed as set forth in a Disbursement Memo executed by Healthy Extracts and the Selling Members at Closing;

1.3.2Three (3) Secured Promissory Notes (each a “Note” and collectively the “Notes”) issued by Healthy Extracts, one issued to each of the Selling Members and one issued to Jeremey Hunsicker, in the combined principal amount of One Million Three Hundred Thousand Dollars ($1,300,000), each with a corresponding Pledge and Security Agreement (each a “Security Agreement” and collectively the “Security Agreements”), copies of which are attached hereto as Exhibits B and C (the “Note Consideration”); and

1.3.3that number of shares of common stock of Healthy Extracts equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), the exact number of shares of which will be calculated immediately prior to the Closing using the Healthy Extracts Common Stock Price per share (the “Stock Consideration”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF HYPERION, OPM-VA, AND THE SELLING MEMBERS

2.1Representations and Warranties of Hyperion, OPM-VA, and the Selling Members. To induce Healthy Extracts to enter into this Agreement and to consummate the transactions contemplated hereby, Hyperion, OPM-VA, and the Selling Members, and each of them, jointly and severally, hereby represent and warrant as of the Effective Date and as of the Closing, as follows:

2.1.1Limited Liability Company Existence and Authority of Hyperion and OPM-VA. Hyperion and OPM-VA are each a limited liability company duly organized and validly existing under the Laws of the Commonwealth of Virginia. Each has all requisite limited liability company power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Each is in good standing with the Commonwealth of Virginia.

2.1.2Capitalization of Hyperion and OPM-VA. Each Selling Member is the record and beneficial owner of fifty percent (50%) of the issued and outstanding membership units of Hyperion and OPM-VA, as set forth in Schedule 1. Other than as set forth herein, no other equity securities of Hyperion and OPM-VA are issued and outstanding. All of the issued and outstanding equity securities of Hyperion and OPM-VA have been duly and validly issued in accordance and compliance with all applicable Laws, rules and regulations and are fully paid and nonassessable. Other than as set forth herein, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by Hyperion and OPM-VA that provide for the purchase, issuance, or transfer of any securities of Hyperion and OPM-VA, nor are there any outstanding securities granted or issued by Hyperion and OPM-VA that are convertible into any equity securities of Hyperion and OPM-VA, and none are authorized. Hyperion and OPM-VA are not obligated or committed to purchase, redeem or otherwise acquire any of its equity securities. All presently-exercisable voting rights in Hyperion and OPM-VA are vested exclusively in its outstanding membership units. Other than as set forth in the Operating Agreement of each of Hyperion and OPM-VA, there are no voting trusts or other voting arrangements with respect to any of Hyperion and OPM-VA’s equity securities.

2.1.3Subsidiaries. Hyperion and OPM-VA have no Subsidiaries.

2.1.4Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify, or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of organization, bylaw, mortgage, Lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, Law, or any other restriction of any kind to which Hyperion and OPM-VA are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, Lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement, or business of Hyperion and OPM-VA; (c) violate any Law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Hyperion and OPM-VA or any of their respective actions.

2.1.5Taxes.

(a) Hyperion and OPM-VA have filed all federal and state tax returns that are or were due prior to the Closing Date;

(b)Except for the sales tax reserves in the approximate amount of $70,482.491, which amount will continue to be held in trust by Green Valley and OPM-NV for the payment of the Accrued Sales Tax, all Taxes, assessments, fees, penalties, interest and other governmental charges with respect to Hyperion and OPM-VA that have become due and payable on the date hereof have been paid in full or adequately reserved against by Hyperion and OPM-VA, including all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

(c)There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Hyperion and OPM-VA, nor are there any actions, suits, proceedings, investigations, or claims now pending against Hyperion

1 Balance as of January 9, 2023.

and OPM-VA in respect to any Tax or assessment, or any matters under discussion with any federal, state, local, or foreign authority relating to any Taxes or assessments, or any claims for additional Taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional Taxes or assessments against Hyperion and OPM-VA; and

(d)The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional Taxes on or assessments against Hyperion and OPM-VA.

2.1.6Disputes and Litigation.

(a) There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting Hyperion and OPM-VA or any of its properties, assets, or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality), and to the Knowledge of Hyperion and OPM-VA there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation;

(b) To the best of Hyperion, OPM-VA, and the Selling Members’ Knowledge, there is no pending or threatened change in any environmental, zoning or building laws, regulations, or ordinances which affect or could affect Hyperion and OPM-VA or any of its properties, equipment, assets or businesses; and

(c) There is no outstanding order, writ, injunction, decree, judgment, or award by any court, arbitrator or governmental body against or affecting Hyperion and OPM-VA or any of its properties, assets, or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent Liability which would give rise to any right of indemnification or similar right on the part of any member or manager of Hyperion and OPM-VA or any such person’s heirs, executors, or administrators as against Hyperion and OPM-VA.

2.1.7Compliance with Laws. Hyperion and OPM-VA: (a) have at all times been, and presently are, in full compliance with, and have not received notice of any claimed violation of, any applicable federal, state, local, foreign, and other Laws, rules and regulations; and (b) have filed all returns, reports, and other documents and furnished all information required or requested by any federal, state, local, or foreign governmental agency and all such returns, reports, documents, and information so provided are true and complete in all respects. All permits, licenses, orders, franchises, and approvals of all federal, state, local, or foreign governmental or regulatory bodies required of Hyperion and OPM-VA for the conduct of its Business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises, and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency, or continuance of any such permit, license, order, franchise, or approval. Such permits, licenses, orders, franchises, and approvals are valid and sufficient for all activities presently carried on by Hyperion and OPM-VA.

2.1.8Guaranties. Hyperion and OPM-VA have not guaranteed any dividend, obligation, or Indebtedness of any Person or entity; nor has any Person or entity guaranteed any dividend, obligation, or Indebtedness of Hyperion and OPM-VA.

2.1.9Books and Records. Hyperion and OPM-VA keep their books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practices and in sufficient detail to reflect the transactions and dispositions of its assets, Liabilities and equities. There are no records of Hyperion or OPM-VA members’ or managers’ meetings or of actions taken by such members and managers.

2.1.10Leases. Except as set forth in Schedule 2.1.10, Hyperion and OPM-VA are not a party to or otherwise obligated under any lease or rental agreements for office space.

2.1.11Liabilities. Except for the Liabilities incurred in the ordinary course of Business set forth in Schedule 2.1.11 (the “Ordinary Course Obligations”), which shall be assumed by Green Valley and OPM-NV respectively, Hyperion and OPM-VA have no outstanding short or long term Liabilities as of the Closing Date.

2.1.12Financial Statements; Undisclosed Liabilities.

(a)Attached to Schedule 2.1.12 are the following financial statements of each of Hyperion and OPM-VA (the “Financial Statements”): (i) Hyperion and OPM-VA’s unauditedbalance sheet and related statements of income and cash flows for the fiscal years ended December 31, 2021 and 2020; and (ii) Hyperion and OPM-VA’s unaudited balance sheet and related statement of income and cash flows for the nine months ended September 30, 2022, and, if the Closing shall take place later than January 15, 2023, the subsequent unaudited annual or quarterly period (such balance sheet, the “Latest Balance Sheet”).

(b)The Financial Statements have been prepared by Hyperion and OPM-VA and fairly and accurately present the financial condition of Hyperion and OPM-VA. Hyperion and OPM-VA’s books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of Hyperion and OPM-VA, and the Financial Statements have been prepared and presented based upon and in conformity therewith.

2.1.13Indebtedness. Except as set forth in Schedule 2.1.13, Hyperion and OPM-VA have no outstanding Indebtedness as of the Closing Date.

2.1.14Absence of Certain Developments. Since September 30, 2022, no event, change, fact, condition or circumstance has occurred or arisen that has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.1.14, since September 30, 2022, Hyperion and OPM-VA have not:

(a)incurred any Indebtedness;

(b)mortgaged, pledged, or subjected any of its assets to any Liens;

(c)sold, assigned, transferred, leased, or licensed any assets;

(d)sold, assigned, or transferred any Intellectual Property;

(e)disclosed any trade secret information that is material to the Business except subject to confidentiality obligations that are valid and binding on the recipient;

(f)suffered any extraordinary Losses or waived any rights of material value, whether or not covered by insurance;

(g)issued any of its equity securities, securities convertible into its equity securities, or warrants, options, or other rights to acquire its equity securities;

(h)made any capital investment in, or any loan to, any other Person;

(i)made any capital expenditures or commitments therefore;

(j)(i) made any change in, established, adopted, or terminated any benefit plan, labor, or collective bargaining agreement or trust or fund, (ii) made any material changes in wages, salary, or other compensation, or granted or paid any material bonus, benefit, or other direct or indirect compensation, in each case, with respect to its current or former officers, employees, or consultants, (iii) changed the terms of employment for any employee, or (iv) accelerated the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(k)entered into any Contract, whether written or oral, providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor, or other basis;

(l)declared or made any payment or distribution of cash or other property to shareholders of Hyperion or OPM-VA with respect to its equity securities, or purchased or redeemed any of its equity securities;

(m)paid, loaned, or advanced any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other transactions with, any of its Affiliates or Insiders, or made any loan to, or entered into any other transaction with, any of its managers, directors or officers;

(n)made any change in its accounting or Tax reporting principles, methods, or policies;

(o)(i) made, changed, or revoked any Tax election or settled or compromised any Tax claim or Liability or entered into a settlement or compromise, (ii) prepared or filed any income or other Tax Return unless such Tax Return will have been prepared or filed in a manner consistent with past practice, (iii) filed any amended Tax Return, (iv) entered into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, or (v) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other similar action would have the effect of increasing the Liability for Taxes of Hyperion or OPM-VA for any period ending after the Closing Date or decreasing any Tax attribute of Hyperion or OPM-VA otherwise existing on the Closing Date;

(p)entered into customer Contracts;

(q)terminated, or been provided notice of termination by a third party, of any Contract or permit;

(r)engaged in any promotional sale or discount or other activity with any customer that has, or would reasonably be expected to have, the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(s)amended the Organizational Documents of Hyperion or OPM-VA;

(t)changed its operations from the Ordinary Course of Business; or

(u)agreed to do any of the foregoing.

2.1.15Title to Assets; Sufficiency. Hyperion and OPM-VA have good and marketable title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business and as reflected on the Latest Balance Sheet or acquired since the date thereof. The tangible personal property used in the conduct of the Business and as reflected on the Latest Balance Sheet or acquired since the date thereof is free and clear of all Liens, and will be free and clear of all Liens at the Closing. All items of tangible personal property owned or leased by Hyperion and OPM-VA are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted. The assets (real, personal, tangible, and intangible) owned or leased by Hyperion and OPM-VA constitute all of those assets necessary to conduct the Business as presently conducted. The assets (real, personal, tangible, and intangible) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Hyperion and OPM-VA prior to the Closing Date.

2.1.16Material Contracts.

(a)Except for the Contracts listed on, or required to be listed on, Schedule 2.1.16(a), (collectively, the “Material Contracts”) Hyperion and OPM-VA  are not a party to nor are they, or any of their assets, bound by any written or oral:

(i)Contract for the acquisition or sale of any securities or any substantial portion of the assets or business of, or to, any other Person whether pending or completed within the last five years;

(ii)Contract (or group of related Contracts) for the purchase or sale of supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services;

(iii)Contract, other than leases for tangible property (real or personal), or leases relating to equipment, relating to the lease or license of any assets of Hyperion and OPM-VA, including Intellectual Property agreements (and including all customer license and maintenance agreements);

(iv)Contract under which Hyperion or OPM-VA are, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, or otherwise in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(v)agreement or Contract for the employment of any Person on a full-time, part-time, consulting or other basis, or agreement or Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(vi)collective bargaining agreement or Contract with any labor union or works council;

(vii)pension, profit sharing, employee stock purchase, equity, equity-based compensation, or other similar plan or arrangement providing for deferred or other compensation to employees or any other benefit plan, arrangement, or practice, whether formal or informal;

(viii)indenture, mortgage, note, loan agreement, material equipment financing agreement, installment obligation, or other Contract, agreement, or instrument relating to Indebtedness;

(ix)Contract that, by its terms, contains exclusivity or non-competition restrictions that materially restrict the ability of Hyperion and OPM-VA to compete in any geographical area or business, or to compete with any Person, or has or could have the effect of materially prohibiting or impairing any acquisition of property (tangible or intangible) by Hyperion or OPM-VA;

(x)Contract or agreement with any Affiliate of Hyperion or OPM-VA;

(xi)Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption, or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities, or Indebtedness of any other Person;

(xii)distribution (where Hyperion or OPM-VA act as distributor, sales representative, dealer, or reseller), or other similar Contract;

(xiii)agency, franchise, advertising, revenue sharing, alliance, joint venture, marketing, or similar Contract;

(xiv)lease or Contract under which Hyperion or OPM-VA is (A) a lessee of or holds or operates any tangible personal property owned by any other Person, or (B) a lessor of or permits any other Person to hold or operate any tangible property (real or personal) owned by Hyperion or OPM-VA;

(xv)Contracts that obligate Hyperion or OPM-VA to provide best pricing to any third party, exclusively purchase goods or services from any third party, or otherwise include minimum purchase requirements from any third party;

(xvi)Contract for capital expenditures;

(xvii)any confidentiality, secrecy, or non-disclosure agreement;

(xviii)agreement or Contract providing for the development of any Software, technology or Intellectual Property for of Hyperion and OPM-VA;

(xix)agreement or Contract under which Hyperion or OPM-VA is currently providing support or maintenance;

(xx)agreement or Contract relating to grant of any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer, right to developments, or other similar right with respect to any Intellectual Property;

(xxi)agreement or Contract with any manager, director, officer, or key management personnel of Hyperion or OPM-VA; or

(xxii)any other Contract that individually, or collectively with related Contracts, represents any portion of Hyperion or OPM-VA’s revenue or is otherwise material to the Business.

(b)Hyperion and OPM-VA have performed all obligations required to be performed by them to date under the Material Contracts, and there are no material defaults, to the Knowledge of the Selling Members, by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice, or both, would constitute a material default by Hyperion or OPM-VA under any such Material Contract, including the consummation of the transactions contemplated by this Agreement.

(c)No consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Government Entity in order to preserve for of Healthy Extracts the benefits of the Material Contracts after the consummation of the transactions contemplated by this Agreement.

(d)Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(e)With respect to each Material Contract, Hyperion or OPM-VA have not received notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel, defer performance of, terminate, or rely on any force majeure or similar provisions of any Material Contract as a result of COVID-19.

2.1.17Insurance. Schedule 2.1.17 contains a list of each insurance policy, bond, or other form of insurance maintained by Hyperion and OPM-VA (the “Insurance Policies”). Schedule 2.1.17 also contains a list and description of all claims made by Hyperion and OPM-VA against the Insurance Policies since January 1, 2020, including without limitation claims regarding worker’s compensation and employers liability, business interruption, civil authority, all-risk, business auto, commercial coverage life and accidental death and dismemberment, short term disability and group long term disability insurance policies, and, with respect to the claims listed on Schedule 2.1.17, Hyperion and OPM-VA have not been informed that coverage has been questioned, denied, or disputed by the underwriters of such policies with respect to any such claims. All Insurance Policies are in full force and effect, and Hyperion and OPM-VA is not in default with respect to its obligations under any of the Insurance Policies. No written notice of cancellation or termination has been received by Hyperion or OPM-VA with respect to any of the Insurance Policies.

2.1.18Intellectual Property Rights. All of the registered Intellectual Property and pending applications for registration of Intellectual Property, as well as all material unregistered Trademarks and Software owned by Hyperion and OPM-VA and used in the conduct of the Business (the “Intellectual Property”) are set forth on Schedule 2.1.18.

2.1.19Compliance with Laws; Permits. Hyperion and OPM-VA are, and have been, in material compliance with all applicable Laws, including without limitation all Laws related to or regarding COVID-19. Hyperion and OPM-VA hold all permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Government Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 2.1.19. Hyperion and OPM-VA have complied with and is in compliance with the terms and conditions of such Permits. Hyperion or OPM-VA have not received any notices that it is in violation of any of the terms or conditions of such Permits. No loss or expiration of any such Permit is pending or, to the Knowledge of the Selling Members, threatened, other than expiration in accordance with the terms thereof. The Permits owned or used by Hyperion and OPM-VA immediately prior to the Closing will remain available for use on the same terms and conditions immediately subsequent to the Closing.

2.1.20Related Party Transactions. Except as set forth on Schedule 2.1.20, Hyperion and OPM-VA is not a party to any Related Party Transaction and Hyperion and OPM-VA have not been a party to any Related Party Transaction.

2.1.21Compensation of and Contracts with Employees; Accrued Liabilities. Schedule 2.1.21 sets forth a correct and complete list of all employees and consultants of Hyperion and OPM-VA as of the Closing (including any employee on furlough and/or temporary layoff status), and sets forth for each such individual the following: (a) name, (b) title or position (including whether full or part-time), (c) hire date, (d) current annual base compensation rate, (e) commission, bonus or other incentive-based compensation, and (f) the rate and amount of such compensation paid to each such employee from January 1, 2022 through November 30, 2022. Except as set forth on Schedule 2.1.21, there have been no changes in such compensation since September 1, 2022, in each case including bonuses and other compensation and fringe benefits. Except as set forth in Schedule 2.1.21, the employment relationship between Hyperion and OPM-VA and each employee is employment “at will”, and Hyperion or OPM-VA may terminate such employment relationship at any time for any reason with or without notice. Schedule 2.1.21 lists any employee handbook and/or personnel manuals that in any way affect the employees of Hyperion or OPM-VA, correct and complete copies of which have been given to Healthy Extracts. Any individual performing services for Hyperion or OPM-VA who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Hyperion or OPM-VA, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of Hyperion or OPM-VA. Except as set forth on Schedule 2.1.21, no employees are out on a leave of absence (whether related to furlough, disability, under the FMLA, or otherwise). Schedule 2.1.21 sets forth the accrued monthly Liabilities related to employment matters, (i) the aggregate bi-monthly payroll amount and (ii) the accrued paid time off amount as of January 6, 2022.

2.1.22Employment Matters.

(a)Hyperion or OPM-VA are not a party to any collective bargaining agreement covering any employee, and no union or association of employees has been certified or recognized as the collective bargaining representative of any employees or has attempted to engage in negotiations regarding terms and conditions of employment of such employees. No unfair labor practice charge, work stoppage, picketing, or other such activity relating to labor matters of Hyperion or OPM-VA is pending. There are no current or, to the Knowledge of the Selling Members, threatened attempts to organize or establish any labor union or employee association to represent any employees.

(b)Hyperion and OPM-VA are in material compliance with all requirements of all applicable Laws governing employment and employee relations, including Laws relating to employment discrimination, civil rights, equal pay, wages, hours and benefits, leaves of absences (including any COVID-19 related leave Laws), collective bargaining and labor relations, occupational safety and health (including any COVID-19 related guidance and requirements), workers’ compensation, immigration, or the withholding and payment of income, social security (FICA) or similar Taxes, and any similar Laws of any foreign jurisdiction. No suits, charges, or administrative proceedings relating to any such Laws or regulations are pending, and, to the Knowledge of the Selling Members, no suit, charge, or administrative investigation alleging a violation of any such applicable Laws has been threatened.

(c)Hyperion and OPM-VA are in material compliance with all applicable requirements of the Immigration Reform and Control Act and has in their files properly completed copies of Form I-9 for all employees with respect to whom that form is required.

(d)No employee or independent contractor of Hyperion or OPM-VA is subject to any restrictive covenant or any other obligation for the benefit of any third party that adversely affects the ability of such employee or independent contractor to perform his or her duties with Hyperion or OPM-VA.

2.1.23Financial Accounts and Authority. Schedule 2.1.23 hereto contains a true and complete list as of the date hereof of all banks, trust companies, and financial institutions in which Hyperion and OPM-VA maintains accounts or safe deposit vaults, each account number, and the names of all Persons authorized to draw thereon. There are no outstanding powers of attorney executed on behalf of Hyperion and OPM-VA. There will be, at Closing, a minimum of Twenty Five Thousand Dollars ($25,000) cash in the combined bank accounts of Hyperion and OPM-VA.

2.1.24CARES Act Matters.

(a)Schedule 2.1.24 sets forth any loans, grants or other forms of relief applied for or received by Hyperion or OPM-VA pursuant to the CARES Act or similar economic assistance program or Laws in response to COVID-19, including any loan obtained by Hyperion or OPM-VA pursuant to the Paycheck Protection Program established under the CARES Act (a “PPP Loan”) or loans or advances obtained by Hyperion or OPM-VA under the Economic Injury Disaster Loan program (“EIDL Funds”) administered by the U.S. Small Business Administration (the “SBA”) and the amount of funds requested and received by Hyperion or OPM-VA under such programs.

(b)Prior to the date of this Agreement, the PPP Loan was forgiven in full. Hyperion and OPM-VA did not make any false or misleading statement in any application for its PPP Loans, any promissory note, loan agreement, applications for PPP Loan forgiveness, or other document executed in connection with its PPP Loans or otherwise to the SBA or the PPP Loan lenders in any material respect.

(c)Hyperion and OPM-VA have not received any EIDL Funds.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HEALTHY EXTRACTS

3.1Representations and Warranties of Healthy Extracts. To induce Hyperion, OPM-VA, and the Selling Members to enter into this Agreement and to consummate the transactions contemplated hereby, Healthy Extracts represents and warrants, as of the Effective Date and as of the Closing, as follows:

3.1.1Corporate Existence and Authority of Healthy Extracts. Healthy Extracts is a corporation duly organized and validly existing under the Laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Healthy Extracts is in good standing with the State of Nevada. Healthy Extracts shall transfer title in and to the Healthy Extracts Common Stock to the Selling Members free and clear of all Liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent, other than restrictions imposed by federal and state securities Laws.

3.1.2Capitalization of Healthy Extracts. The authorized equity securities of Healthy Extracts consists of two billion five hundred thousand (2,500,000) shares of common stock and seventy five million (75,000,000) shares of preferred stock. There are three hundred forty five million one hundred seventy two thousand four hundred forty two (345,172,442) shares of common stock issued and outstanding. There are no shares of preferred stock outstanding. There are currently warrants outstanding to acquire fourteen million sixteen thousand eight hundred (14,016,800) shares of common stock, options outstanding to acquire ten million four hundred fifty thousand (10,450,000) shares of common stock, Restricted Stock Units representing fifteen million nine hundred seventy five thousand (15,975,000) shares, and Restricted Stock Awards representing thirty six million (36,000,000) shares. No other equity interests of Healthy Extracts are issued and outstanding. All of the issued and outstanding equity interests have been duly and validly issued in accordance and compliance with all applicable Laws, rules, and regulations and are fully paid and nonassessable. Other than as set forth herein, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by Healthy Extracts which provide for the purchase, issuance or transfer of any equity interests of Healthy Extracts, nor are there any outstanding securities granted or issued by Healthy Extracts that are convertible into the equity securities of Healthy Extracts, and none are authorized. Healthy Extracts is not obligated or committed to purchase, redeem or otherwise acquire any of its equity securities. All presently exercisable voting rights in Healthy Extracts are vested exclusively in its outstanding common stock, and each share of such common stock is entitled to one vote on every matter that comes before its shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Healthy Extracts’ equity securities.

3.1.4Subsidiaries. Healthy Extracts has two active wholly-owned subsidiaries, BergaMet NA, LLC and Ultimate Brain Nutrients, LLC, plus Green Valley and OPM-NV, both of which were formed for purposes of completing the transactions contemplated by this Agreement.

3.1.5Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of organization, bylaw, mortgage, Lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, Law, or any other restriction of any kind to which Healthy Extracts is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, Lien, encumbrance, adverse claim, proscription, or restriction on any property or asset (whether real, personal, mixed, tangible, or intangible), right, contract, agreement, or business of Healthy Extracts; (c) violate any Law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Healthy Extracts or any of its respective actions.

3.1.6Disputes and Litigation. Except as set forth in Schedule 3.1.6, (a) there are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting Healthy Extracts or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency or instrumentality); (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Healthy Extracts or any of its properties, equipment, assets, or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment, or award by any court, arbitrator, or governmental body against or affecting Healthy Extracts or any of its properties, assets, or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent Liability which would give rise to any right of indemnification or similar right on the part of any officer or director of Healthy Extracts or any such Person’s heirs, executors or administrators as against Healthy Extracts.

ARTICLE 4

CLOSING AND DELIVERY OF DOCUMENTS

4.1Closing. The Closing (the “Closing”) shall take place remotely at the offices of Clyde Snow & Sessions, 201 South Main Street, Suite 2200, Salt Lake City, Utah 84111, on the earlier of (a) no later than two (2) Trading Days following the completion of the conditions precedent set forth in Section 5.1, (b) March 31, 2023, or (c) at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

4.2Deliveries by Hyperion and OPM-VA: At the Closing, Hyperion and OPM-VA shall deliver to Healthy Extracts:

(a)all of Hyperion and OPM-VA’s books and records, including all financial and accounting records;

(b)the duly authorized and valid resignation of all managers, officers and directors of Hyperion and OPM-VA, including a general mutual release of Hyperion and OPM-VA by each;

(c)a duly executed Officers Certificate for each of Hyperion and OPM-VA, in the forms attached hereto as Exhibits D and E.

4.3Deliveries by Healthy Extracts: At the Closing, Healthy Extracts shall deliver to the Selling Members and Jeremey Hunsicker (as applicable):

(a)the Cash Consideration, Note Consideration, and the Stock Consideration;

(b)a duly executed Officers Certificate, in the form attached hereto as Exhibit F; and

(c)a duly executed termination agreement, terminating the employment of Jeremey Hunsicker.

ARTICLE 5

CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1The obligations of Healthy Extracts to satisfy its obligations hereunder shall be subject to the fulfillment (or waiver by Healthy Extracts), at or prior to the Closing, of the following conditions, which Hyperion, OPM-VA, and the Selling Members agree to use their best efforts to cause to be fulfilled:

(a)Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Hyperion, OPM-VA, and the Selling Members shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b)Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)Litigation. No suit, action, arbitration, or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Hyperion and OPM-VA.

(d)Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are: (1) necessary to enable  Hyperion and OPM-VA to continue operating its business shall have been obtained and be in full force and effect; and (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(e)No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Hyperion and OPM-VA if this Agreement is consummated shall be pending.

(f)Office and Warehouse Lease. Healthy Extracts, or its Affiliate, will have entered into a new lease agreement for at least twelve (12) month period at the current location of Hyperion and OPM-VA.

(g)Consulting Agreement. Jeremy Hunsicker will have entered into a Consulting Agreement with Green Valley acceptable to Hunsicker, Green Valley, and Healthy Extracts. Further, Jeremy Hunsicker will have entered into a termination and release agreement with Hyperion and OPM-VA.

(h)Audit of Hyperion and OPM-VA. The independent auditor of Healthy Extracts will have completed an audit of the financial statements of Hyperion and OPM-VA covering all periods required to be filed with the Securities and Exchange Commission by Healthy Extracts.

(i)Healthy Extracts Financing. Healthy Extracts will have closed on one or more financing rounds for an aggregate amount of no less than Four Million Dollars ($4,000,000), at least Two Hundred Thousand ($200,000) of which will be invested by the Selling Members within thirty (30) days of the Closing, as evidenced at the Closing by a binding agreement between the Selling Members and Healthy Extracts.

(j)Healthy Extracts Uplisting. Healthy Extracts will have commenced trading, or been approved to commence trading, on either the Nasdaq or the NYSE American Exchange.

5.1.2The obligations of Hyperion, OPM-VA, and the Selling Members to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by Hyperion, OPM-VA, and the Selling Members), at or prior to the Closing, of the following conditions, which Healthy Extracts agrees to use its best efforts to cause to be fulfilled:

(a)Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Healthy Extracts, Green Valley, and OPM-NV shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b)Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Healthy Extracts.

(e)Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are: (1) necessary to enable Healthy Extracts Star to continue operating its business shall have been obtained and be in full force and effect; and (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(f)No Injunction. There shall not be in effect any injunction, order, or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Healthy Extracts if this Agreement is consummated shall be pending.

(g)Healthy Extracts Financing. Healthy Extracts will have closed on an equity financing in an amount equal to no less than Four Million Dollars ($4,000,000).

(h)Healthy Extracts Uplisting. Healthy Extracts will have commenced trading, or been approved to commence trading, on either the Nasdaq or the New York Stock Exchange.

5.2Conditions Subsequent.

5.2.1On the Closing Date, Healthy Extracts shall deposit the Note Security with the Escrow Agent.

5.2.2Within twelve (12) months following the Closing, Healthy Extracts, Green Valley, and OPM-NV will have phased out any use of the name, image, and/or likeness of the Selling Members from all of its newly created and distributed marketing materials. Further, Healthy Extracts, Green Valley, and OPM-NV will not commence any new marketing campaigns using the name, image and/or likeness of the Selling Members.

5.2.3The Selling Members will leave all tax escrow funds in Hyperion and OPM-VA for payment of 2022 and monthly sales taxes as applicable. Green Valley and OPM-NV shall timely pay all sales taxes accrued by Hyperion and OPM-VA as set forth on Schedule 2.1.11 (the “Accrued Sales Tax”) when due.

5.2.4Healthy Extracts, Green Valley and OPM-NV shall continue to provide  health insurance to the employees of Hyperion and OPM-VA post-merger on the same or reasonably similar terms without interruption in coverage.

5.3Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated before the Closing occurs only as follows:

5.3.1By written consent of all the Parties at any time.

5.3.2By Healthy Extracts, by notice to Hyperion, OPM-VA, and the Selling Members at any time, if (a) one or more of the representations and warranties in Section 2.1 is untrue or unfulfilled; or (b) one or more of the conditions specified in Section 5.1.1 is not satisfied at the time at which the Closing would otherwise occur, or if satisfaction of such conditions is or becomes impossible.

5.3.3By Hyperion, OPM-VA and the Selling Members, by notice to Healthy Extracts at any time, if (a) one or more of the representations and warranties in Section 3.1 is untrue or unfulfilled; or (b) one or more of the conditions specified in Section 5.1.2 is not satisfied at the time at which the Closing would otherwise occur, or if satisfaction of such conditions is or becomes impossible.

5.3.4By any Party, by written notice to the other Parties, if the Closing has not occurred by the date set forth in Section 4.1.

5.4Effect of Termination. If this Agreement is terminated pursuant to Section 5.3., this Agreement shall terminate without any Liability or further obligation of any Party to another.

5.5Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6

COVENANTS, INDEMNIFICATION

6.1To induce Healthy Extracts to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Hyperion, OPM-VA, and the Selling Members, and each of them, covenant and agree as follows:

6.1.1 Notices and Approvals. Hyperion and OPM-VA agree: (a) to give all notices to third parties that may be necessary or reasonably deemed desirable by Healthy Extracts in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use their best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permits, authorizations, and orders necessary or deemed reasonably desirable by Healthy Extracts in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use their best efforts to obtain all consents and authorizations of any other third parties necessary or deemed reasonably desirable by Healthy Extracts in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.2Indemnification.

6.2.1Indemnity of Hyperion, OPM-VA, and the Selling Members. Healthy Extracts agrees to indemnify, defend and hold Hyperion, OPM-VA, and the Selling Members harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by Healthy Extracts of any representation, warranty, covenant or agreement of Healthy Extracts, Green Valley, or OPM-NV contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.2, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence, or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Hyperion, OPM-VA, or the Selling Members under this Section unless and until the aggregate amount of all Losses of Hyperion, OPM-VA, and the Selling Members in respect thereof shall exceed the Indemnification Hurdle. In no event shall Healthy Extracts’ liability under this Section exceed the Indemnification Cap.

6.2.2Indemnity of Healthy Extracts, Green Valley, and OPM-NV. Hyperion, OPM-VA, and the Selling Members, and each of them, hereby agrees to indemnify, defend, and hold Healthy Extracts, Green Valley, and OPM-NV harmless from and against any and all Losses arising out of or resulting from the breach by Hyperion, OPM-VA, or a Selling Member of any representation, warranty, agreement, or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any Liabilities or material contracts or agreements pursuant to Section 2.1. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Healthy Extracts, Green Valley, or OPM-NV under this Section unless and until the aggregate amount of all Losses of Healthy Extracts, Green Valley, or OPM-NV in respect thereof shall exceed the Indemnification Hurdle. In no event shall Hyperion, OPM-VA, or the Selling Members’ liability under this Section exceed the Indemnification Cap.

6.2.3Indemnification Procedure.

(a)An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty (30) days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such Person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such Person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty (20) days following notice thereof by the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b)The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

6.3Confidentiality. The Selling Members will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Healthy Extracts or destroy, at the request and option of Healthy Extracts, all tangible embodiments (and all copies) of the Confidential Information that are in such party’s possession. In the event that a Selling Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Selling Member will notify Healthy Extracts promptly of the request or requirement so that Healthy Extracts may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If such protective order is not obtained, or if and to the extent Healthy Extracts waives such prohibition, the Selling Member may make such disclosure. Notwithstanding anything herein to the contrary, each Party to this Agreement (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation, the Agreement and the transactions contemplated hereby for Tax reporting, legal advice, and other similar purposes.

ARTICLE 7

MISCELLANEOUS

7.1Expenses. Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable to be given to any other Party hereto shall be in writing and shall be delivered by facsimile, overnight courier, or email to the following addresses:

If to Healthy Extracts,	Healthy Extracts, Inc.
Green Valley, or OPM-NV:	7375 Commercial Way, Suite 125
Henderson, NV 89011
Attn: Kevin “Duke” Pitts
Email: duke@bergametna.com

with a copy to (which will not constitute notice to Healthy Extracts):

Clyde Snow & Sessions, PC
201 S. Main Street, Suite 2200
Salt Lake City, UT 84111
Attn: Brian A. Lebrecht
Email: bal@clydesnow.com

If to Hyperion, OPM-VA,
or the Selling Members:	Lee Euler
P.O. Box 593
Lexington, VA 22450
Email: lee.euler@gmail.com

Sherry Finn
619 Susana Avenue
Redondo Beach, CA 90277
Email: sherryfinn@verizon.net

with a copy to (which will not constitute notice to Selling Members):

Parsons Behle and Latimer
201 S. Main Street, Suite 1800
Salt Lake City, UT 84111
Attn: Bruce H. White
Email: bwhite@parsonsbehle.com

The Persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours; otherwise, notice shall be deemed given on the next business day.

7.3Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

7.4Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective for a period of eighteen (18) months thereafter regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8Finders’ and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus, or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9Governing Law. This Agreement has been negotiated and executed in Nevada and shall be construed and enforced in accordance with the Laws of Nevada and the federal Laws of the United States.

7.10Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in the applicable court in Clark County, Nevada.

7.11Attorneys’ Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns, provided that no Party may assign its rights hereunder without the consent of the other.

7.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.14Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

7.15Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Healthy Extracts”	“Hyperion”

Healthy Extracts, Inc.,	Hyperion, L.L.C.,
a Nevada corporation	a Virginia limited liability company

/s/ Kevin “Duke” Pitts	/s/ Lee Euler
By:Kevin “Duke” Pitts	By:Lee Euler
Its:President	Its:Manager

“Green Valley”	“OPM-VA”

Green Valley Natural Solutions, LLC,	Online Publishing & Marketing, LLC,
a Nevada limited liability company	a Virginia limited liability company

/s/ Kevin “Duke” Pitts	/s/ Lee Euler
By:Kevin “Duke” Pitts	By:Lee Euler
Its:President	Its:Member

/s/ Sherry Finn
“OPM-NV”	By:Sherry Finn, Trustee of the Survivor’s Trust, established under the John and Sherry Finn Trust dated May 14, 1998
Its:Member
Online Publishing & Marketing, LLC,
a Nevada limited liability company

/s/ Kevin “Duke” Pitts	/s/ Sherry Finn
By:Kevin “Duke” Pitts	By:Sherry Finn,
Its:President	Trustee of the Decedent’s Trust, established under the John and Sherry Finn Trust dated May 14, 1998
Its:Member

“Selling Members”

/s/ Lee Euler
Lee Euler

/s/ Sherry Finn
Sherry Finn, Trustee of the Survivor’s Trust and Decedent’s Trust, established under the John and Sherry Finn Trust dated May 14, 1998

Schedules:	Exhibits:
Schedule 1 – Merger Consideration	Exhibit A – Definitions
Schedule 2.1.10 - Leases	Exhibit B – Note
Schedule 2.1.11 - Liabilities	Exhibit C – Security Agreement
Schedule 2.1.12 – Financial Statements	Exhibit D – Hyperion Officers Certificate
Schedule 2.1.14 – Certain Developments	Exhibit E – OPM-VA Officers Certificate
Schedule 2.1.16(a) – Material Contracts	Exhibit F – Healthy Extracts Officers Certificate
Schedule 2.1.17 – Insurance Policies
Schedule 2.1.18 – Intellectual Property
Schedule 2.1.19 – Permits
Schedule 2.1.20 – Related Party Transactions
Schedule 2.1.21 – Compensation of and Contracts with Employees
Schedule 2.1.23 – Financial Accounts and Authority
Schedule 2.1.24 – CARES Act
Schedule 3.1.6 – Disputes and Litigation

Exhibit A

Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business” means the specialized development, formulation, marketing, and selling of nutritional supplements, nutraceutical products, eBooks, books, docuseries, and other miscellaneous information-related products, other than products containing Tetrahydrocannabinol or THC.

“Confidential Information” means information regarding the terms of and transactions contemplated under this Agreement and the Exhibits hereto, and any information that Healthy Extracts has treated as proprietary and that it does not in the Ordinary Course of Business disclose to any Person outside of Healthy Extracts concerning its businesses and affairs, excluding any information that (i) is in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the recipient by a third party not under an obligation of confidence, or (iv) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“COVID-19” means the novel coronavirus first identified in 2019, which is also referred to as SARS-CoV-2.

“Government Entity” means individually, and “Government Entities” means collectively any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature; (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or Taxing Authority or power of any nature.

“Healthy Extracts Common Stock Price” means a thirty percent (30%) premium to the common stock or common stock equivalent price per share paid by investors to Healthy Extracts for securities sold in order to pay the Cash Consideration and to fund the Note Security; however, the price will not be more than ninety percent (90%) of the VWAP on the Trading Market for the Healthy Extracts common stock for the ninety (90) trading days up to and including the trading day immediately before the day the price is finally determined for securities sold in order to pay the Cash Consideration and to fund the Note Security.

“Indebtedness” means, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable as a result of the consummation of the transactions contemplated hereby) of the company consisting of or related to (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), in each case, as of such date, (iii) liquidated obligations under leases that are required to be capitalized, (iv) Liabilities in respect of interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such Liabilities will be valued as the total cost of termination, including any payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (v) obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingent payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent), (vi) off-balance sheet financing, including synthetic leases and project financing, (vii) amounts which are drawn on letters of credit as of such date, (viii) all Liabilities for underfunded employee pension benefit plans, (ix) the amount of any accrued bonuses, and (x) guarantees of any Liability of a third party of the type described in the foregoing clauses (i) through (ix).

“Indemnification Cap” means Four Million Three Hundred Thousand Dollars ($4,300,000).

“Indemnification Hurdle” means Two Hundred Thousand Dollars ($200,000).

“Insider” means (i) any officer, director, manager, member or shareholder of the company, (ii) any individual related by blood, marriage, or adoption to any individual listed in clause (i) hereof, or (iii) any Person in which any individual listed in clauses (i) or (ii) hereof has a beneficial interest.

“Intellectual Property” means  any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from:  (i) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like); (ii) copyrights, mask works, and works of authorship; (iii) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (iv) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (v) trade secrets, Confidential Information, and know-how; (vi) domain names, phone numbers, and social media accounts and handles; (vii) data, databases, data compilations and all documentation relating to the foregoing; and (viii) any applications for or registrations of any of the foregoing.

“Knowledge” means (i) the actual knowledge of such Person and (ii) that knowledge which should have been acquired by such Person after reasonable inquiry, and Knowledge as it is applied to Hyperion and OPM-VA means the knowledge of the Selling Members which should have been acquired by such Person after reasonable inquiry.

“Law” or “Laws” means any foreign or United States federal, state, provincial, or local Law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction, or other restriction of an arbitrator or Government Entity.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including the Ordinary Course Obligations.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, or any subordination arrangement in favor of another Person. Lien does not include statutory liens for Taxes that have not been billed or are not yet payable.

“Losses” means any claim, Liability, loss, damage, demand, action, cause of action, assessment, judgment, deficiency, cost, penalty, fine, Tax, Lien, or other expense (including, without limitation, reasonable attorney’s and accountant’s fees, costs, and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand), excluding all punitive damages other than those paid or awarded to a third party.

“Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that, when considered individually or in the aggregate, is, or is likely to be, materially adverse to (i) the Business, financial condition, or results of operations of the company, taken as a whole, or (ii) the ability of the company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Note Security” means the sum of One Million Three Hundred Thousand Dollars ($1,300,000) held in an escrow account with Parsons Behle & Latimer, P.C. (the “Escrow Agent”) to secure repayment of the obligations of Healthy Extracts under the Notes.

“Ordinary Course of Business” means the ordinary course of business of the company consistent with past practice, including with regard to nature, frequency and magnitude.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture, or other entity.

“Subsidiary” or “Subsidiaries” means all corporations, limited liability companies, trusts, partnerships, associations, joint ventures, or other Persons, of which a company or any other Subsidiary of such company owns not less than twenty percent (20%) of the voting securities or other equity, or of which such company or any other Subsidiary of such company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting equity interests, management contracts or otherwise.

“Tax” or “Taxes” means all taxes, assessments, duties, fees or levies, including all United States federal, state, county, local, non-U.S. or other income, gross receipts, ad valorem, value-added, franchise, profits, privilege, windfall profits, sales, use, transfer, registration, excise, utility, environmental, communications, real property, personal property, capital stock, license, payroll, wage, withholding, employment, unemployment, social security, severance, customs, escheat or unclaimed property liability, stamp, occupation, alternative or add-on minimum, estimated and other taxes, imputed underpayments, assessments, charges, duties, fees or levies of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report, disclosure, statement, form, declaration, claim for refund, election, or similar filing in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedules or attachments thereto and including any amendment thereof.

“Trading Day” means any day on which Healthy Extracts Common Stock is purchased and sold on the Trading Market.

“Trading Market” means the markets operated by OTC Markets Group, Inc., Nasdaq, Inc., or any nationally recognized securities market on which the Healthy Extracts Common Stock is then being traded.

“VWAP” means for any date, the price determined by (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Trading Market on which the common stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); except that (b) if the common stock is quoted on the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (c) in all other cases, the fair market value of a share of common stock as determined by the board of directors of Healthy Extracts.

Schedule 1

Merger Consideration

Payee of Merger Consideration	% Interest	Cash Consideration	Note Consideration	Stock Consideration
Lee Euler	50%	$636,125	$497,250[2]	$625,000
Sherry Finn, Trustee of the Survivor’s Trust and the Decedent’s Trust, established under the John and Sherry Finn Trust dated May 14, 1998	50%	$636,125	$432,250	$625,000
Jeremey Hunsicker	0%	Approximately $477,750[3]	Approximately $370,500[4]	$0.00
Totals	100%	$1,750,000	$1,300,000	$1,250,000

2 Lee Euler shall be responsible for paying the 2.5% fee due to Watley, and the 2.5% fee due to FinnCom, from the proceeds from his note.

3 This amount is intended to be 30% of the net Cash Consideration to the Selling Members, subject to withholding.

4 This amount is intended to be 30% of the net Note Consideration to the Selling Members, subject to withholding.

Exhibit B

Note

HEALTHY EXTRACTS, INC.

SECURED PROMISSORY NOTE

$[•]February [•], 2023

FOR VALUE RECEIVED, Healthy Extracts, Inc., a Nevada corporation (collectively, the “Company”), hereby promises to pay to the order of [•], a[n] [•] (the “Holder”), in immediately available funds, the total principal sum of [•] Dollars ($[•]).

This Secured Promissory Note is being issued as consideration under the Acquisition Agreement by and between the Company and affiliated parties, on the one hand, and the Holder and affiliated parties, on the other hand (the “Acquisition Agreement”). Capitalized terms not defined herein shall have the meaning assigned to them in the Acquisition Agreement.

1.MATURITY DATE; PAYMENTS.

A.THE PRINCIPAL HEREOF AND ANY UNPAID ACCRUED INTEREST THEREON SHALL BE DUE AND PAYABLE ON FEBRUARY [•], 2024 (THE “MATURITY DATE”) (UNLESS SUCH PAYMENT DATE IS ACCELERATED AS PROVIDED IN SECTION 5 HEREOF).

B.No payments are required prior to the Maturity Date.

2.INTEREST RATE. UNTIL THE MATURITY DATE, THIS NOTE SHALL BEAR INTEREST AT THE APPLICABLE FEDERAL FUNDS RATE OF [•], WHICH SHALL ACCRUE AND BE PAID AT THE MATURITY DATE. FOLLOWING THE MATURITY DATE, INTEREST SHALL ACCRUE ON THE OUTSTANDING PRINCIPAL AMOUNT HEREOF AT THE RATE OF EIGHT PERCENT (8%) PER ANNUM OR, IF SUCH RATE IS USURIOUS OR NOT PERMITTED BY CURRENT LAW, THEN AT THE HIGHEST RATE OF INTEREST PERMITTED BY LAW. PAYMENT OF ALL AMOUNTS DUE HEREUNDER SHALL BE MADE ON THE MATURITY DATE AND AT THE ADDRESS OF THE HOLDER SET FORTH IN THE ACQUISITION AGREEMENT.

3.PREPAYMENT; PRINCIPAL UPON DEFAULT. THE COMPANY MAY AT ANY TIME PREPAY ALL OR ANY PART OF THE PRINCIPAL BALANCE OF THIS NOTE.

4.REPRESENTATIONS AND WARRANTIES. Company hereby represents and warrants as of the date hereof as follows:

(a)Existence. The Company is duly formed, validly existing and in good standing under the laws of the state of its jurisdiction of organization.

(b)Power and Authority. The Company has the requisite power and authority, and the legal right, to execute and deliver this Note and the Pledge, Security, and Escrow Agreement of even date herewith (the “Security Agreement”) and to perform its obligations hereunder and thereunder.

(c)Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Company and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Company has duly executed and delivered this Note and the Security Agreement.

(d)No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other person is required in order for the Company to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

(e)No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any law applicable to the Company or by which any of its properties or assets may be bound; or (ii) constitute a default under any material agreement or contract by which the Company may be bound.

(f)Enforceability. The Note and the Security Agreement are valid, legal, and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.DEFAULT. THE OCCURRENCE OF ANY ONE OF THE FOLLOWING EVENTS SHALL CONSTITUTE AN “EVENT OF DEFAULT”:

(A)THE NON-PAYMENT, WHEN DUE, OF ANY PRINCIPAL OR INTEREST OWED PURSUANT TO THIS NOTE;

(B)THE MATERIAL BREACH OF ANY REPRESENTATION OR WARRANTY IN THIS NOTE, UNLESS SUCH REPRESENTATION OR WARRANTY IS ALREADY QUALIFIED BY MATERIALITY, THEN THE BREACH OF SUCH REPRESENTATION OR WARRANTY;

(C)THE BREACH OF OR FAILURE TO PERFORM ANY COVENANT OR UNDERTAKING, NOT OTHERWISE PROVIDED FOR IN THIS SECTION 5;

(D)THE COMMENCEMENT BY THE COMPANY OF ANY VOLUNTARY PROCEEDING UNDER ANY BANKRUPTCY, REORGANIZATION, ARRANGEMENT, INSOLVENCY, READJUSTMENT OF DEBT, RECEIVERSHIP, DISSOLUTION, OR LIQUIDATION LAW OR STATUTE OF ANY JURISDICTION, WHETHER NOW OR HEREAFTER IN EFFECT; OR THE ADJUDICATION OF THE COMPANY AS INSOLVENT OR BANKRUPT BY A DECREE OF A COURT OF COMPETENT JURISDICTION; OR THE PETITION OR APPLICATION BY THE

COMPANY FOR, ACQUIESCENCE IN, OR CONSENT BY THE COMPANY TO, THE APPOINTMENT OF ANY RECEIVER OR TRUSTEE FOR THE COMPANY OR FOR ALL OR A SUBSTANTIAL PART OF THE PROPERTY OF THE COMPANY; OR THE ASSIGNMENT BY THE COMPANY FOR THE BENEFIT OF CREDITORS; OR THE WRITTEN ADMISSION OF THE COMPANY OF ITS INABILITY TO PAY ITS DEBTS AS THEY MATURE;

(E)THE COMMENCEMENT AGAINST THE COMPANY OF ANY PROCEEDING RELATING TO THE COMPANY UNDER ANY BANKRUPTCY, REORGANIZATION, ARRANGEMENT, INSOLVENCY, ADJUSTMENT OF DEBT, RECEIVERSHIP, DISSOLUTION OR LIQUIDATION LAW OR STATUTE OF ANY JURISDICTION, WHETHER NOW OR HEREAFTER IN EFFECT, PROVIDED, HOWEVER, THAT THE COMMENCEMENT OF SUCH A PROCEEDING SHALL NOT CONSTITUTE AN EVENT OF DEFAULT UNLESS THE COMPANY CONSENTS TO THE SAME OR ADMITS IN WRITING THE MATERIAL ALLEGATIONS OF SAME, OR SAID PROCEEDING SHALL REMAIN UNDISMISSED FOR TWENTY (20) DAYS; OR THE ISSUANCE OF ANY ORDER, JUDGMENT OR DECREE FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE FOR THE COMPANY OR FOR ALL OR A SUBSTANTIAL PART OF THE PROPERTY OF THE COMPANY, WHICH ORDER, JUDGMENT OR DECREE REMAINS UNDISMISSED FOR TWENTY (20) DAYS; OR A WARRANT OF ATTACHMENT, EXECUTION, OR SIMILAR PROCESS SHALL BE ISSUED AGAINST ANY SUBSTANTIAL PART OF THE PROPERTY OF THE COMPANY; OR

(F)AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING IN THE SECURITY AGREEMENT OR ANY OTHER NOTE ISSUED IN CONNECTION WITH THE SECURITY AGREEMENT BEYOND ANY APPLICABLE CURE PERIODS.

In the event the Holder becomes aware of a breach of Sections 5(a), (b) or (c), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have ten (10) calendar days after the earlier of (a) notice or (b) the Company’s knowledge of such breach, to cure such breach.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

6.TRANSFERABILITY. THIS NOTE SHALL NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED, OR ASSIGNED BY EITHER PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THE OTHER PARTY.

7.GOVERNING LAW; VENUE. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT WILL BE BROUGHT IN THE APPROPRIATE FEDERAL OR STATE COURT HAVING JURISDICTION OVER CLARK COUNTY, NEVADA, UNITED STATES OF AMERICA.

8.CONFORMITY WITH LAW. IT IS THE INTENTION OF THE COMPANY AND HOLDER TO CONFORM STRICTLY TO APPLICABLE USURY AND SIMILAR LAWS. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS NOTE, IT IS AGREED THAT THE AGGREGATE OF ALL CHARGES WHICH CONSTITUTE INTEREST UNDER APPLICABLE USURY AND SIMILAR LAWS THAT ARE CONTRACTED FOR, CHARGEABLE OR RECEIVABLE UNDER OR IN RESPECT OF THIS NOTE, SHALL UNDER NO CIRCUMSTANCES EXCEED THE MAXIMUM AMOUNT OF INTEREST PERMITTED BY SUCH LAWS, AND ANY EXCESS, WHETHER OCCASIONED BY ACCELERATION OR MATURITY OF THIS NOTE OR OTHERWISE, SHALL BE CANCELED AUTOMATICALLY, AND IF THERETOFORE PAID, SHALL BE EITHER REFUNDED TO THE COMPANY OR CREDITED ON THE PRINCIPAL AMOUNT OF THIS NOTE.

9.MODIFICATION; WAIVER. NO MODIFICATION OR WAIVER OF ANY PROVISION OF THIS NOTE OR CONSENT TO DEPARTURE THEREFROM SHALL BE EFFECTIVE UNLESS IN WRITING AND APPROVED BY THE COMPANY AND HOLDER. IF ANY PROVISION OF THIS NOTE SHALL BE INVALID OR UNENFORCEABLE IN ANY JURISDICTION, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS NOTE OR THE VALIDITY OR ENFORCEABILITY OF THIS NOTE IN ANY OTHER JURISDICTION. THIS NOTE SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF.

9.SECURITY INTEREST. The obligations of the Company under this Note are secured by a Pledge, Security, and Escrow Agreement of even date herewith and executed by the Company for the benefit of the Holder.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Company has executed this Note as of the date set forth above.

“Company”	“Holder”

Healthy Extracts, Inc.,	[•],
a Nevada corporation	a [•]

By:Kevin “Duke” Pitts	[•]
Its:President

Exhibit C

Security Agreement

PLEDGE, SECURITY AND ESCROW AGREEMENT

This Pledge, Security and Escrow Agreement (this “Agreement”) is entered into on February [•], 2023 (the “Effective Date”) by and between Leroy E. Euler (“Lee”), an individual, and as collateral agent for the ratable benefit of the Holders (hereinafter defined) (“Collateral Agent”) Sherry Fin,, as Trustee of the Survivor’s and Decedent’s Trusts established under the John and Sherry Finn Trust dated May 14,1998 (“Sherry”), and Jeremey Hunsicker (“Jeremey”), an individual (each a “Holder” and together the “Holders”), Healthy Extracts, Inc., a Nevada corporation (the “Pledgor”), and Parsons Behle & Latimer, P.C., a Utah professional corporation (the “Escrow Agent”). The Holders and the Pledgor shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Pledgor is obligated to the Holders under those three (3) certain Secured Promissory Notes of even date herewith in the aggregate original principal amount of One Million Three Hundred Thousand Dollars ($1,300,000), the aggregate original principal amount of each as follows: $455,000 in the case of the Secured Promissory Note held by Lee, $455,000 in the case of the Secured Promissory Note held by Sherry, and approximately $390,000 in the case of the Secured Promissory Note held by Jeremey (each a “Note” and collectively, the “Notes”);

WHEREAS, as security for the payment obligations of Pledgor under the Notes, Pledgor has agreed to execute and deliver to the Collateral Agent this Agreement granting Collateral Agent a security interest in the Collateral (as hereinafter defined), for the ratable benefit of the Holders, as security for the repayment of the Notes by Pledgor to Holder; and

WHEREAS, Escrow Agent has agreed to hold the Collateral pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

AGREEMENT

1.CREATION OF SECURITY INTEREST

Pledgor hereby grants to the Collateral Agent a security interest in and lien upon the property described in Section 2 of this Agreement (the “Collateral”) to secure performance and payment of all of Pledgor’s obligations under the Notes. Concurrently with the execution and delivery of this Agreement, as may be necessary and to the extent requested by the Collateral Agent, the Pledgor shall execute and deliver to the Collateral Agent other documents requested or required to perfect and establish the priority of the liens granted to the Collateral Agent hereby.

2.COLLATERAL

(a)The Collateral is One Million Three Hundred Thousand Dollars ($1,300,000) to be deposited and held by the Escrow Agent in its trust account pending disbursement as provided herein. On the Effective Date, Pledgor shall deliver the Collateral to Escrow Agent.

(b)Each of the Holders hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent under this Agreement, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 2(b) are solely for the benefit of the Collateral Agent and the Holders, and Pledgor does not have rights as a third-party beneficiary of such provisions. It is understood and agreed that the use of the term “agent” as used herein (or any similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Collateral Agent shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not the Collateral Agent.

3.PLEDGOR’S REPRESENTATIONS,  WARRANTIES AND COVENANTS

Pledgor hereby represents and warrants to the Collateral Agent and Holders as follows:

(a)Clear Title To Collateral. The Pledgor represents that it is the sole owner of the Collateral, having good and marketable title thereto, free and clear of any and all liens, encumbrances, claims, or rights of others created by any acts or omissions of Pledgor, except for the security interest granted to Collateral Agent.

(b)Priority of Lien. This Agreement constitutes a valid and continuing lien on and security interest in the Collateral in favor of Collateral Agent, prior to all other liens, encumbrances, security interests and rights of others arising from any acts or omissions of Pledgor, and is enforceable as such as against creditors of and purchasers from Pledgor. Upon the execution and delivery of this Agreement, Holder will have a first priority perfected security interest in the Collateral prior to any other security interest created under the applicable Uniform Commercial Code.

Pledgor hereby covenants to the Holder that:

(c)Removal, Sale, Transfer or Disposition. Pledgor shall not remove, transfer, sell, dispose or the Collateral, or take any action to attempt to do the same.

(d) Taxes, Assessments and Fees. Pledgor shall pay when due all taxes, assessments and fees related to or levied upon the Collateral.

4.EVENTS OF DEFAULT

The following events are Events of Default:

(a)Default on Notes. The Pledgor is in default pursuant to Section 5 of the Notes.

(b)Limitations Regarding Collateral. Other than as set forth otherwise in this Section 4, Pledgor sells, transfers, leases or otherwise disposes of any of the Collateral, or attempts, offers or contracts to do so, or Pledgor creates, permits or suffers to exist any lien, security interest, encumbrance, claim or right in or to the Collateral other than those agreed to in advance by Collateral Agent (the “Other Encumbrances”) and any Other Encumbrance is not removed or released within ten (10) days after its creation. Pledgor will, at Pledgor’s sole expense, defend the Collateral against and take such other action as is necessary to remove such Other Encumbrances and defend the right, title and interest of Collateral Agent and Holders in and to any of Pledgor’s rights to the Collateral, including without limitation any proceeds and products thereof, against the claims and demands of all persons.

(c)Levy or Judicial Seizure. The occurrence of any levy or execution upon, or judicial seizure of, any portion of any Collateral.

(d)Legal Action. The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of any Collateral that is not removed or released within thirty (30) days after its creation.

(e)Misrepresentation. Any representation or warranty made by Pledgor herein or in the Notes that proves to be untrue in any material respect, or any representation, statement, certificate or data furnished or made by Pledgor hereunder or under the Notes proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified.

5.COLLATERAL AGENT’S RIGHTS

(a) Rights of Collateral Agent Upon Default. If there is an Event of Default by Pledgor, the Collateral Agent may, at his option and at any time thereafter do the following: (i) declare the entire aggregate amount of the Notes then outstanding and the interest and other fees and expenses accrued thereon to be immediately due and payable without notice and without presentment, demand, protest, notice of protest, or other notice of default or dishonor of any kind, all of which are hereby expressly waived by the Pledgor; (ii) require Escrow Agent to assemble the Collateral, including any books and records pertaining to the Collateral, and make the portion due to Holders pursuant to the Notes available to Holders at a place designated by Holders; (iii) notify any account of Pledgor and any other person who shares Collateral Agent’s interest in the Collateral; (iv) request confirmation of the status of any account of the Pledgor upon which account Pledgor is obligated; (v) require Pledgor to obtain any necessary prior written consent to any sale, agreement to sell, or other disposition of any Collateral (provided, however, that during the continuation of an Event of Default and Collateral Agent’s election of remedies hereunder, Pledgor’s signature will not be required for a release of the Collateral to Collateral Agent or Holders);

or (vi) remedy any default or waive any default without waiving the default remedies and without waiving any other prior or subsequent default.

(b)Rights Under Uniform Commercial Code. Without limiting any of Collateral Agent’s rights and remedies under this Agreement, Collateral Agent may enforce the security interests and other liens given hereunder, and under the Notes and documents referred to herein or contemplated hereby, pursuant to the applicable Uniform Commercial Code and any other applicable law including all legal and equitable remedies available to lenders generally.

(c)Payments of Taxes and Insurance. If Pledgor fails to pay any taxes, assessments, insurance premiums, or other amounts due to third parties as required by Pledgor on the Collateral, Collateral Agent may, in his discretion and without prior notice to Pledgor, make any such payment. Any payments made by Collateral Agent under this paragraph shall not constitute (i) an agreement by Collateral Agent to make similar payments in the future, or (ii) a waiver by Collateral Agent of any Event of Default under this Agreement. Collateral Agent need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

(d)Rights and Remedies are Cumulative. All rights and remedies provided herein are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

6.ESCROW AGENT’S DUTIES

(a)Escrow Agent will receive and hold the Collateral and release it only upon (i) written instruction signed by Pledgor and Collateral Agent or (ii) written notice, which notice shall be conclusive evidence of the same, by any Holder of an Event of Default and Holder is electing to exercise its rights under this Agreement.

(b)The Escrow Agent agrees to hold the Collateral that is in its possession or control (or the possession or control of its agents), to the extent that possession thereof is taken to perfect a lien thereon under the applicable Uniform Commercial Code for the sole benefit and on behalf of the Holder and agrees to do so for the additional purpose of perfecting the security interest granted under this Agreement.

(c)Pledgor shall timely pay all costs and fees of the Escrow Agent associated with the escrow and this Agreement.

(d)When any disbursement of the Collateral is made to Collateral Agent or Holders, Escrow Agent shall disburse the Collateral, or any portion thereof, in the pro rata amount of each Holder under the Notes, or as otherwise directed by the Collateral Agent.

(e)The parties hereto agree (i) that Escrow Agent shall be a stakeholder only and not liable for any losses, costs, or damages it may incur in performing its responsibilities hereunder unless such losses, costs, or damages shall arise out of the willful default or gross negligence of Escrow Agent or its agents, and (ii) that in the event of a dispute hereunder, Escrow Agent shall have the right, exercisable in its sole discretion, to be discharged by tendering unto the registry or custody of any court of competent jurisdiction, this Agreement and funds held by Escrow Agent, together with any such legal pleadings as it deems appropriate. Escrow Agent shall be indemnified, saved, and held harmless by Pledgor of all of its expenses, costs, and reasonable attorney’s fees incurred in connection with said interpleader action.

(f)Escrow Agent shall not be liable for any loss or damage resulting from the following:

(i)Any default, error, or omission of any other party.

(ii)The expiration of any time limit unless such time limit was known to Escrow Agent and such loss is solely caused by failure of Escrow Agent to proceed in its ordinary course of business.

(iii)Any loss or impairment of funds while on deposit with a federally insured bank resulting from failure, insolvency, or suspension of institution.

(iv)Escrow Agent complying with any and all legal process, writs, orders, judgments, and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside, or reversed.

(g)Pledgor, Collateral Agent and Holders will severally and jointly indemnify, defend and hold harmless Escrow Agent from and against any and all losses, liabilities, costs, damages and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses or other reasonable and documented out-of-pocket professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, except to the extent such loss, liability, cost, damage or expense has been finally adjudicated to have been directly caused by Escrow Agent’s willful misconduct or gross negligence; provided, however, that, as between the Pledgor and Holders will each be responsible for 50 percent of any such loss, liability, cost, damage or expense. To the extent any such loss, liability, cost, damage or expense is caused by a Pledgor, or their agents, Pledgor will indemnify, reimburse and hold harmless Holders for any and all such loss, liability, cost, damage or expense incurred by Holders. To the extent any such loss, liability, cost, damage or expense is caused by Holders, or their agents, then Holders will indemnify, reimburse and hold harmless Pledgor from any and all such loss, liability, cost, damage or expense incurred by Pledgor. The provisions of this Section 6(g) will survive the resignation or removal of Escrow Agent and the termination of this Agreement.

(h)ESCROW AGENT WILL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE BEEN DIRECTLY CAUSED BY ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

7.ADDITIONAL PROVISIONS

Article I(A)NOTICES. NOTICES TO BE GIVEN HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN SUFFICIENTLY GIVEN IF DELIVERED PERSONALLY OR SENT BY OVERNIGHT COURIER OR MESSENGER OR BY EMAIL TRANSMISSION (WITH RECEIPT CONFIRMED). NOTICE SHALL BE DEEMED TO HAVE BEEN RECEIVED ON THE DATE AND TIME OF PERSONAL DELIVERY OR FACSIMILE TRANSMISSION, IF RECEIVED DURING NORMAL BUSINESS HOURS OF THE RECIPIENT; IF NOT, THEN ON THE NEXT BUSINESS DAY.

Holders’ addresses are:	Leroy E. Euler (also the address for Collateral Agent)
P.O. Box 593
Lexington, VA 22450
Email: lee.euler@gmail.com

Sherry Finn
619 Susana Avenue
Redondo Beach, CA 90277
Email: sherryfinn@verizon.net

Jeremey Hunsicker
702 Ambler Lane
Salem, VA 24153
Email: Jeremey.hunsicker@greenvalleynaturalsolutions.com

with a copy to (which will not constitute notice to Selling Members):

Parsons Behle and Latimer
201 S. Main Street, Suite 1800
Salt Lake City, UT 84111
Attn: Bruce H. White
Email: bwhite@parsonsbehle.com

Pledgor’s address is:	Healthy Extracts, Inc.
7375 Commercial Way, Suite 125
Henderson, NV 89011
Attn: Kevin “Duke” Pitts
Email: duke @bergametna.com

Escrow Agent’s address is:	Parsons Behle & Latimer, P.C.
201 South Main St., Suite 1800
Salt Lake City, UT 84111
Attn: Bruce White
Email: BWhite@parsonsbehle.com

(b)No Waiver; Cumulative Remedies. Neither Collateral Agent nor Holders shall by any act, delay, omission or otherwise be deemed to have waived any of their rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Collateral Agent. A waiver by Collateral Agent or Holders of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy, which Collateral Agent or Holders would otherwise have had on any future occasion. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law.

(c)Successors and Assigns. All covenants and agreements herein contained by or on behalf of the Pledgor shall bind its successors and assigns and shall inure to the benefit of the Collateral Agent, Holders and their successors and assigns. No Party may assign this Agreement or any instruments or documents executed in connection herewith or any of their respective rights hereunder without the prior written consent of the other Parties.

(d)Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAW. Any action brought to enforce the terms of this Agreement will be brought in the appropriate federal or state court having jurisdiction over Salt Lake City, Utah.

(e)Severability. In the event any one or more of the provisions contained in this Agreement, the Notes, or in any other instrument or document referred to herein or executed in connection with or as security for the Notes, shall, for any reason, be held to be invalid, illegal or unenforceable, such provision(s) shall not affect any other provision of this Agreement, the Notes, or any other instrument or document referred to herein or executed in connection with or as security for the Notes.

(f)Defined Terms. Unless otherwise defined in this Agreement, terms used in this Agreement which are defined in the applicable Uniform Commercial Code are used with the meanings as therein defined.

(g)Entire Agreement. This Agreement, along with the Notes of even date herewith, constitutes the full and entire understanding and agreement between the Parties and the Escrow Agent with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. This Agreement may not be modified or amended except by a written instrument duly executed by the Parties and the Escrow Agent.

(h)Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Pledge and Security Agreement as of the date first written above.

“Holders”	“Pledgor”

Leroy E. Euler,	Healthy Extracts, Inc.,
An individual	a Nevada corporation

By:Leroy E. Euler	By:Kevin “Duke” Pitts
Also as “Collateral Agent”	Its:President

The Survivor’s Trust established under the John and Sherry Finn Trust dated May 14, 1998
“Escrow Agent”

Parsons Behle & Latimer, P.C.,
By:Sherry Finn	a Utah professional corporation
Its:Trustee

By:Bruce White
The Decedent’s Trust established under the John and Sherry Finn Trust dated May 14, 1998	Its:Director/Vice President

By:Sherry Finn
Its:Trustee

Jeremey Hunsicker,
An individual

By:Jeremey Hunsicker

Exhibit D

Hyperion Officers Certificate

Exhibit E

OPM-VA Officers Certificate

Exhibit F

Healthy Extracts Officers Certificate